EXHIBIT 99.1

NEWS RELEASE

April 15, 2026

FSI ANNOUNCES FULL YEAR, 2025 FINANCIAL RESULTS

A Conference call is scheduled for 8:00 am April 17, 2026, 11:00am Eastern Time

See dial in number below

TABER, ALBERTA, April 15, 2026 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE-AMERICAN: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. In addition, FSI is increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company announces financial results for full year ended December 31, 2025.

Mr. Daniel B. O’Brien, CEO, states, “In 2025 we completely refurbished our Illinois factory to facilitate production of our two new major food grade contracts. We accomplished this while maintaining revenue and remaining profitable.” In addition, we completed our new international agriculture and industrial product factory in Panama which will allow Illinois the space to focus on growth in the food space.” Mr. O’Brien continues, “I can’t compliment the FSI group employees highly enough; to achieve what they have in the last 15 months without needing equity or debt capital and staying profitable is amazing. Congratulations everyone.”

●	Sales for the Full Year were $38,515,058 compared to sales of $38,234,860 in the corresponding period a year ago.

●	Full Year, 2025 net income was $786,894, or $0.06 per share, compared to a net income of $3,038,529, or $0.24 per share, in Full Year, 2024.

●	Basic weighted average shares used in computing earnings per share amounts were 12,648,728 and 12,454,957 for full year, 2025 and full year, 2024 respectively.

●	2025 Non-GAAP operating cash flow: The Company shows 12 months operating cash flow of $5,541,108, or $0.44 per share. This compares with operating cash flow of $7,082,952, or $0.57 per share, in the corresponding 12 months of 2024 (see the table that follows for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions. More recently, opportunities in the food and nutrition supplement manufacturing markets have emerged.

Conference call

Due to business travel obligations a conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on April 17, 2026. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-999-5318 (or 1-848-280-6460) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/or call title Flexible Solutions International - Full Year 2025 Financials may be requested

Note: The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended December 31, 2025. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations

For Full Year Ended December 31 (12 Months Operating Cash Flow)

(Unaudited)

	12 months ended December 31
	2025	2024
Revenue	$38,515,058	$38,234,860
Income (loss) before income tax – GAAP	$3,267,378	$4,952,800
Provision for Income tax(recovery) – net - GAAP	$899,583	$851,211
Net income (loss) - GAAP	$786,894	$3,038,529
Net income (loss) per common share – basic. – GAAP	$0.06	$0.24
12 month weighted average shares used in computing per share amounts – basic.- GAAP	12,648,728	12,454,957

	12 month Operating Cash Flow Ended December 31
Operating Cash Flow (12 months). NON-GAAP	$5,541,108	a,b,c	$7,082,952	a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (12 months) – basic. -NON-GAAP	$0.44	a,b,c	$0.57	a,b,c
Non-cash Adjustments (12 month) -GAAP	$2,581,635	d	$2,630,606	d
Shares (12 month basic weighted average) used in computing per share amounts – basic -GAAP	12,648,728		12,454,957

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a) Non-GAAP – Flexible Solutions International owns 65% of ENP and 80% of 317 Mendota. Therefore Operating Cash Flow is adjusted by the pre tax Net income or loss of the non-controlling interest(minority interest) in both entities. A pretax minority interest number now appears in the financials for full year 2023 and future years.

b) Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2025 = $2,520,955, 2024 = $2,630,606), Interest expense (2025 = 613,852, 2024 = $610,265), Interest income (2025 = $150,233, 2024 = $196,454), Income from investment (2025 = $129,943, 2024 = $245,631), Loss on sale of investment (2025 = N/A, 2024 = $353,076), Loss on impaired investment (2025 = $1,000,000, 2024 = N/A), Loss on lease termination (2025 = N/A, 2024 = $41,350), Deferred income tax expense (2025 = $155,399, 2024 = $146,767), Current Income tax expense (2025 = $744,184, 2024 = $704,444), and pretax Net income attributable to non-controlling interests (2025 = $1,580,901, 2024 = $1,063,060) are removed to arrive at Operating Cash Flow. These expenditures are not directly related to operations of FSI. *See the financial statements for all adjustments.

c) The revenue and gain from the investment (“Income from investments”) in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments (2025 = $129,943, 2024 = $245,631), including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d) Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.